Exhibit 99.1

Final: For Release

NEW YORK & COMPANY, INC. COMMENTS ON HOLIDAY PERFORMANCE AND FOURTH QUARTER OUTLOOK

New York, New York — January 12, 2015 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 512 retail stores, today commented on its holiday performance and fourth quarter fiscal year 2014 outlook ahead of its presentation at the ICR XChange Conference.  Comparable store sales for the nine week period ended January 3, 2015 (“holiday period”) decreased 0.9%, in-line with the Company’s previously disclosed guidance in the Company’s third quarter press release dated December 3, 2014.

The Company detailed that with several weeks remaining in the quarter it now expects fourth quarter fiscal year 2014 non-GAAP adjusted operating results to range between breakeven and a slight loss, after excluding approximately $6.4 million of non-operating charges comprised primarily of duplicative rent and moving expenses associated with the relocation of the Company’s headquarters and severance related expenses.  Additionally, the Company expects inventory to be in-line with its previously issued guidance.  The Company plans to report actual results for the fourth quarter and full fiscal year 2014 in March 2015.

Gregory Scott, New York & Company’s CEO, stated:  “While our fourth quarter sales are expected to be in-line with our prior guidance, it was nonetheless a challenging quarter as we experienced soft demand for seasonal product; including outerwear, sweaters, scarves and hats, which when combined with our previously disclosed delivery delays from the West Coast ports created top line sales pressure.  These pressures combined with an aggressive holiday promotional environment led to an increase in our promotional activity, which adversely affected margins.  There were however, several positives in the quarter, including positive traffic trends in all channels of our business and sequential improvement in our comparable store sales results from October forward.  We also advanced our omni-channel initiatives in the fourth quarter with the expansion of our “Buy Online Pick Up In Store” and “Buy Online Ship From Store” capabilities and are pleased with the continued strength in our Outlet and eCommerce businesses.”

ICR XChange Conference

As previously announced, the Company will be meeting with analysts and investors and presenting at the ICR XChange Conference in Orlando, Florida on Monday, January 12, 2015.  The presentation will be held at 2:30 pm Eastern Time on the same day and webcast live at www.nyandcompany.com.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 512 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.